EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Digital Corporation:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-211420 on Form S-8 of Western Digital Corporation and subsidiaries of our reports dated August 28, 2017, with respect to the consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 30, 2017 and July 1, 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended June 30, 2017, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2017, which reports appear in the June 30, 2017 Annual Report on Form 10-K of Western Digital Corporation and subsidiaries.

/s/ KPMG LLP
November 7, 2017
Irvine, California